Pricing Supplement No. 24 Dated June 22, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                        Rule 424 (b)(3)
                                                    Registration Statement
                                                        No. 333-91953


                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Credit Suisse First Boston Corporation has agreed to purchase $100,000,000 aggregate principal amount of the Notes at a price of 99.880% of their principal amount for resale at varying prices related to prevailing market prices determined by Credit Suisse First Boston Corporation at the time of resale. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                                 July 5, 2001

         Maturity Date:                              January 5, 2004

         Initial Principal Amount:                   $100,000,000

         Interest Rate Basis:                        LIBOR Telerate as displayed
                                                     on Page 3750 having an
                                                     Index Maturity of three
                                                     months plus 52 basis
                                                     points (0.52%)

         Interest Reset Dates:                       On the Issue Date and
                                                     thereafter quarterly on the
                                                     5th day of each January,
                                                     April, July and October,
                                                     until the Notes are paid
                                                     in full

         Interest Payment Dates:                     Quarterly on the 5th day of
                                                     each January, April, July
                                                     and October, beginning
                                                     October 5, 2001, and at
                                                     Maturity

         CUSIP No.:                                  345402 5N7

         Interest Determination Date:                Two London banking days
                                                     prior to each Interest
                                                     Reset Date

         Reference Agent:                            The Chase Manhattan Bank


                           CREDIT SUISSE FIRST BOSTON